                                                                      EXHIBIT 11

                        TEAM COMMUNICATIONS GROUP, INC.

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                FOR THE PERIOD FROM
                                                   NINE MONTHS ENDED           FEBRUARY 27, 1995 TO
                                                   SEPTEMBER 30, 1996            DECEMBER 31, 1995
                                               --------------------------   ---------------------------
                                                PRIMARY     FULLY-DILUTED     PRIMARY     FULLY-DILUTED
                                               ----------   -------------   -----------   -------------
Net income (loss)............................  $   48,800    $    48,800    $(1,032,500)   $ (1,032,500)
Adjustments to net income:
  Add back amortization of discount on
     convertible debt........................      26,500         26,500              0               0
                                               ----------     ----------     ----------      ----------
Net income (loss), as adjusted...............      75,300         75,300     (1,032,500)     (1,032,500)
                                               ----------     ----------     ----------      ----------
Shares:
  Basic shares -- weighted average of common
     shares outstanding......................   1,017,276      1,017,276      1,017,276       1,017,276
  Add shares, options and warrants for shares
     which have been issued at less than
     expected IPO price......................     425,952        425,952        425,952         425,952
  Less shares which can be purchased from
     proceeds of options and warrants which
     have been issued at less than expected
     IPO price...............................     (25,883)       (25,883)       (25,883)        (25,883)
                                               ----------     ----------     ----------      ----------
          Total shares.......................   1,417,345      1,417,345      1,417,345       1,417,345
                                               ==========     ==========     ==========      ==========
Net earnings (loss) per share................  $     0.05    $      0.05    $     (0.73)   $      (0.73)
                                               ==========     ==========     ==========      ==========

     This calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by footnote 2 to paragraph 14 of APB Option No. 15 because the calculation of primary and fully diluted net income per common and common equivalent share results in a dilution of less than 3%.